Exhibit 4.3
RIGHTS AGREEMENT

            This RIGHTS AGREEMENT (this "Agreement") dated as of August 21, 2003, is entered into by and between The Exploration Company of Delaware, a Delaware corporation (the "Company") Kayne Anderson Energy Fund II, L.P., a Delaware limited partnership ("KAEF"), and Gryphon Master Fund, L.P., a Bermuda limited partnership ("Gryphon" and together with KAEF, the "Purchasers").

W I T N E S S E T H

            WHEREAS, the Company and the Purchasers are parties to the Subscription Agreement dated as of August 1, 2003 (the "Subscription Agreement") pursuant to which the Company has agreed to sell, and the Purchasers have agreed to purchase, shares of Common Stock of the Company ("Common Stock");

WHEREAS, the Company's and the Purchasers' respective obligations under the Subscription Agreement are conditioned upon the execution and delivery of this Agreement; and

            WHEREAS, in connection with the purchase by the Purchasers of the Common Stock pursuant to the Subscription Agreement, the Company desires to grant to the Purchasers certain information rights, registration rights and first offer rights with respect to the stock of the Company held by them.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows.

ARTICLE I.

REGISTRATION RIGHTS

Section 1.01 Definitions. For purposes of this Agreement:

            (a)       "Affiliate" of a Person means any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such other Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) "Agreement" is defined in the preamble.

(c) "Board" means the board of directors of the Company.

(d) "Claim" is defined in Section 1.05(a).

(e) "Common Stock" is defined in the preamble.

(f) "Company" is defined in the preamble.

(g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

(h) "Holder" means a Person that (i) is a party to this Agreement (or a permitted transferee hereunder) and (ii) owns Registrable Securities.

(i) "Holder Indemnified Parties" is defined in Section 1.05(a).

(j) "Indemnified Party" is defined in Section 1.05(c).

(k) "Indemnifying Party" is defined in Section 1.05(c).

(l) "Inspector(s)" is defined in Section 1.03(a)(ii).

(m) "KAEF" is defined in the preamble.

(n) "Losses" is defined in Section 1.05(a).

(o) "NASD" means the National Association of Securities Dealers, Inc.

(p) "New Securities" is defined in Section 3.02.

(q) "New Securities Notice" is defined in Section 3.03.

(r) "Nonpurchasing Holder" is defined in Section 3.03.

(s) "Participating Holders" means Holders participating, or electing to participate, in an offering of Registrable Securities.

            (t)       "Person" means any individual, firm, corporation, company, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

(u) "Pro Rata Share" is defined in Section 3.01.

(v) "Purchasers" is defined in the preamble.

            (w)       "Registrable Securities" means any shares of Common Stock held by a Purchaser or a permitted transferee under the Subscription Agreement including any shares issued, by virtue of the effect of antidilution provisions or combination, merger, consolidation or other similar event; provided, however, that shares of Common Stock that are considered to be Registrable Securities shall cease to be Registrable Securities (i) upon the sale thereof pursuant to an effective registration statement, (ii) upon the sale thereof pursuant to Rule 144 (or successor rule) under the Securities Act or (iii) when such securities cease to be outstanding.

            (x)       "Registration Expenses" means all expenses (other than underwriting discounts and commissions) arising from or incident to the performance of, or compliance with, this Article 1, including, (i) SEC, stock exchange, NASD and other registration and filing fees, (ii) all fees and expenses

2

incurred in connection with complying with any securities or blue sky laws (including, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, any expenses arising from any special audits or "comfort letters" required in connection with or incident to any registration), (v) the fees, charges and disbursements of any special experts retained by the Company in connection with any registration pursuant to the terms of this Agreement, (vi) all internal expenses of the Company (including, all salaries and expenses of its officers and employees performing legal or accounting duties), (vii) the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or Nasdaq and (viii) Securities Act liability insurance (if the Company elects to obtain such insurance), regardless of whether the Registration Statement filed in connection with such registration is declared effective. "Registration Expenses" shall also include fees, charges and disbursements of one firm of counsel to all of the Participating Holders participating in any underwritten public offering pursuant to this Article 1 (which shall be selected by a majority, based on the number of Registrable Securities to be sold, of the Participating Holders, plus, to the extent necessary, one firm of local counsel for all of the Participating Holders in each state or country where reasonably necessary).

            (y)       "Registration Statement" means the registration statement of the Company filed with the SEC on the appropriate form pursuant to the Securities Act which covers shares of Common Stock pursuant to the provisions of this Agreement and all amendments and supplements to the Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

(z) "Rights Holder" is defined in Section 3.01.

(aa) "SEC" or "Commission" means the United States Securities and Exchange Commission.

(bb) "Secondary Share" is defined in Section 3.03.

(cc) "Securities Act" means the Securities Act of 1933, as amended from time to time.

(dd) "Selling Expenses" means the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Participating Holders.

(ee) "Series B Preferred Stock" means the Company's Series B Preferred Stock, par value $0.01 per share.

(ff) "Subscription Agreement" is defined in the preamble.

Section 1.02 Shelf Registration

3

            (a)       Registration Statement. Before the first anniversary of the date hereof, the Company will file and make effective a Registration Statement with the SEC, seeking to register the offer and sale of the Registrable Securities by the Holders thereof from time to time pursuant to Rule 415 under the Securities Act. Upon effectiveness under the Securities Act of the Registration Statement, the Company will cause the Registration Statement to remain effective through the period ending when each Holder ceases to own at least one percent of the then outstanding number of shares of Common Stock.

            (b)       Selection of Underwriters. If a proposed public offering of Registrable Securities is to be an underwritten public offering, the managing underwriter shall be one or more reputable nationally recognized investment banks selected by a majority in interest of the Holders and reasonably acceptable to the Company, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 1.03 Registration Procedures

            (a)       Obligations of the Company. The Company shall use its best efforts to effect the registration and sale of the Registrable Securities in accordance with the intended method of distribution thereof as promptly as possible, and in connection with any such request, the Company shall, as expeditiously as possible:

                       (i)       Preparation of Registration Statement; Effectiveness. Prepare and file with the SEC a Registration Statement on any form on which the Company then qualifies, which counsel for the Company shall deem appropriate and pursuant to which such offering may be made in accordance with the intended method of distribution thereof (except that the Registration Statement shall contain such information as may reasonably be requested for marketing or other purposes by the managing underwriter), and use its best efforts to cause any registration required hereunder to become effective before the first anniversary of the Closing Date;

                       (ii)       Participation in Preparation. Provide any Participating Holder, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other agent retained by any Participating Holder or underwriter (each, an "Inspector" and, collectively, the "Inspectors"), the opportunity to participate (including reviewing, commenting on and attending all meetings) in the preparation of the Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto;

                       (iii)       Due Diligence. For a reasonable period prior to the filing of the Registration Statement pursuant to this Agreement, make available for inspection and copying by the Inspectors such financial and other information and books and records, pertinent corporate documents and properties of the Company and its subsidiaries and cause the officers, directors, employees, counsel and independent certified public accountants of the Company and its subsidiaries to respond to such inquiries and to supply all information reasonably requested by any such Inspector in connection with the Registration Statement, as shall be reasonably necessary, in the judgment of the respective counsel referred to in Section 1.03(a)(ii), to conduct a reasonable investigation within the meaning of the Securities Act;

4

                       (iv)       General Notifications. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold, (A) when the Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any the Registration Statement or any post-effective amendment, when the same has become effective, (B) when the SEC notifies the Company whether there will be a "review" of the Registration Statement (C) of any comments (oral or written) by the SEC and by the blue sky or securities commissioner or regulator of any state with respect thereto and (D) of any request by the SEC for any amendments or supplements to the Registration Statement or the prospectus or for additional information;

                       (v)       10b-5 Notification. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold pursuant to the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, any prospectus included in the Registration Statement (or amendment or supplement thereto) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company shall promptly prepare a supplement or amendment to such prospectus and file it with the SEC (in any event no later than ten days following notice of the occurrence of such event to each Participating Holder, the sales or placement agent and the managing underwriter) so that after delivery of such prospectus, as so amended or supplemented, to the purchasers of such Registrable Securities, such prospectus, as so amended or supplemented, shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

                       (vi)       Notification of Stop Orders; Suspensions of Qualifications and Exemptions. Promptly notify in writing the Participating Holders, the sales or placement agent, if any, therefor and the managing underwriter of the securities being sold of the issuance by the SEC of (A) any stop order issued or threatened to be issued by the SEC or (B) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and the Company agrees to use its best efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction at the earliest practicable date;

                       (vii)       Amendments and Supplements; Acceleration. Prepare and file with the SEC such amendments, including post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement continuously effective for the applicable time period required hereunder and, if applicable, cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by the Registration Statement

5

during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the Registration Statement as so amended or in such prospectus as so supplemented. In addition to the foregoing, on two occasions, at the request of Holders of greater than 50% of the Registrable Securities, the Company shall prepare and file a prospectus supplement containing the information reasonably requested by underwriters (which may include "S-1 level" information) in connection with an underwritten offering of Registrable Securities. The Holders may only make such a request if it is with respect to the greater of (i) a sale of Registrable Securities with expected proceeds in excess of $3.0 million and (ii) a sale of greater than 30% of the Registrable Securities. To the extent any such supplement is not permitted under law at the time of such request, the Company shall file a new registration statement with respect to such securities on the form requested by the underwriters and such Holders. If a majority in interest of the Participating Holders so request, request acceleration of effectiveness of the Registration Statement from the SEC and any post-effective amendments thereto, if any are filed; provided that at the time of such request, the Company believes in good faith that it is unnecessary to amend further the Registration Statement to comply with this subparagraph. If the Company wishes to further amend the Registration Statement prior to requesting acceleration, it may take five days to so amend prior to requesting acceleration;

                       (viii)       Copies. Furnish as promptly as practicable to each Participating Holder and Inspector prior to filing the Registration Statement or any supplement or amendment thereto, copies of the Registration Statement, supplement or amendment as it is proposed to be filed, and after such filing such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in the Registration Statement (including each preliminary prospectus) and such other documents as each such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holder;

                       (ix)       Blue Sky. Use its best efforts to, prior to any public offering of the Registrable Securities, register or qualify (or seek an exemption from registration or qualifications) such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder or underwriter may request, and to continue such qualification in effect in each such jurisdiction for as long as is permissible pursuant to the laws of such jurisdiction, or for as long as a Participating Holder or underwriter requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any Participating Holder to consummate the disposition in such jurisdictions of the Registrable Securities;

                       (x)       Other Approvals. Use its best efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the Participating Holders and underwriters to consummate the disposition of Registrable Securities;

                       (xi)       Agreements. Enter into customary agreements (including any underwriting agreements in customary form), and take such other actions as may be reasonably required in order to expedite or facilitate the disposition of Registrable Securities;

6

                       (xii)       "Cold Comfort" Letter. Obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the Participating Holders;

                       (xiii)       Legal Opinion. Furnish, at the request of any underwriter of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the Holders, and the placement agent or sales agent, if any, thereof and the underwriters, if any, thereof, covering such legal matters with respect to the registration in respect of which such opinion is being given as such underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the Participating Holders;

                       (xiv)       SEC Compliance, Earnings Statement. Comply with all applicable rules and regulations of the SEC and make available to its shareholders, as soon as reasonably practicable, but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xv) Certificates, Closing. Provide officers' certificates and other customary closing documents;

                       (xvi)       NASD. Cooperate with each Participating Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters' counsel in connection with any filings required to be made with the NASD;

                       (xvii)       Road Show. Cause appropriate officers as are requested by an managing underwriter to participate in a "road show" or similar marketing effort being conducted by such underwriter with respect to an underwritten public offering;

                       (xviii)       Listing. Use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and if not so listed, to be listed on the NASD automated quotation system;

                       (xix)       Transfer Agent, Registrar and CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case, no later than the effective date of such registration;

                       (xx)       Private Sales. Use its best efforts to assist a Holder in facilitating private sales of Registrable Securities by, among other things, providing officers' certificates and other customary closing documents; and

(xxi) Best Efforts. Use its best efforts to take all other actions necessary to effect the registration of the Registrable Securities contemplated hereby.

7

            (b)       Seller Information. The Company may require each Participating Holder as to which any registration of such Holder's Registrable Securities is being effected to furnish to the Company with such information regarding such Participating Holder and such Participating Holder's method of distribution of such Registrable Securities as the Company may from time to time reasonably request in writing. If a Participating Holder refuses to provide the Company with any of such information on the grounds that it is not necessary to include such information in the Registration Statement, the Company may exclude such Participating Holder's Registrable Securities from the Registration Statement if the Company provides such Participating Holder with an opinion of counsel to the effect that such information must be included in the Registration Statement and such Participating Holder continues thereafter to withhold such information. The exclusion of a Participating Holder's Registrable Securities shall not affect the registration of the other Registrable Securities to be included in the Registration Statement.

            (c)       Notice to Discontinue. Each Participating Holder whose Registrable Securities are covered by the Registration Statement filed pursuant to this Agreement agrees that, upon receipt of written notice from the Company of the happening of any event of the kind described in Section 1.03(a)(v), such Participating Holder shall forthwith discontinue the disposition of Registrable Securities until such Participating Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.03(a)(v) or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference into the prospectus, and, if so directed by the Company in the case of an event described in Section 1.03(a)(v), such Participating Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Participating Holder's possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company gives any such notice, the Company shall extend the period during which the Registration Statement is to be maintained effective by the number of days during the period from and including the date of the giving of such notice pursuant to Section 1.03(a)(v) to and including the date when the Participating Holder shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 1.03(a)(v).

            Section 1.04  Registration Expenses  Except as otherwise provided herein, all Registration Expenses shall be borne by the Company. All Selling Expenses relating to Registrable Securities registered shall be borne by the Participating Holders of such Registrable Securities pro rata on the basis of the number of shares so registered.

Section 1.05 Indemnification

            (a)       Indemnification by the Company. The Company agrees, notwithstanding termination of this Agreement, to indemnify and hold harmless to the fullest extent permitted by applicable law, each Holder, each of its directors, officers, employees, advisors, agents and general or limited partners (and the directors, officers, employees, advisors and agents thereof), their respective Affiliates and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons, and each

8

underwriter and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any underwriter (collectively, "Holder Indemnified Parties") from and against any and all losses, claims, damages, expenses (including, reasonable costs of investigation and fees, disbursements and other charges of counsel and any amounts paid in settlement effected with the Company's consent, which consent shall not be unreasonably withheld or delayed) or other liabilities (collectively, "Losses") to which any such Holder Indemnified Party may become subject under the Securities Act, Exchange Act, any other federal law, any state or common law or any rule or regulation promulgated thereunder or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) are resulting from or arising out of or based upon (i) any untrue, or alleged untrue, statement of a material fact contained in the Registration Statement, prospectus or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing or resulting from or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, or (ii) any violation by the Company of the Securities Act, Exchange Act, any other federal law, any state or common law or any rule or regulation promulgated thereunder or otherwise incident to any registration, qualification or compliance and in any such case, the Company will promptly reimburse each such Holder Indemnified Party for any legal and any other Losses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability, action or investigation or proceeding (collectively, a "Claim"). Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Parties and shall survive the transfer of Registrable Securities by such Holder Indemnified Parties.

            (b)       Indemnification by Holders. In connection with any proposed registration in which a Holder is participating pursuant to this Agreement, each such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with the Registration Statement or prospectus or preliminary prospectus to be used in connection with such registration and each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, any underwriter retained by the Company and their respective directors, officers, partners, employees, advisors and agents, their respective Affiliates and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of such Persons to the same extent as the foregoing indemnity from the Company to the Holders as set forth in Section 1.05(a) (subject to the exceptions set forth in the foregoing indemnity, the proviso to this sentence and applicable law), but only with respect to any such information furnished in writing by such Holder expressly for use therein; provided, however, that, unless such liability is directly caused by such Holder's willful or intentional misconduct, the liability of any such Holder under this Section 1.05(b) shall be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability. Such indemnity obligation shall remain in full force and effect regardless of any investigation made by or on behalf of the Holder Indemnified Parties (except as provided above) and shall survive the transfer of Registrable Securities by such Holder.

            (c)       Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the "Indemnified Party") agrees to give prompt written notice to the indemnifying party (the "Indemnifying Party") after the receipt by the Indemnified Party of any written notice of the

9

commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that, the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless and to the extent such Indemnifying Party is materially prejudiced by such failure. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel satisfactory to the Indemnified Party in its reasonable judgment or (iii) the named parties to any such action (including, but not limited to, any impleaded parties) reasonably believe that the representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct. In the case of clause (ii) above and (iii) above, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party. The rights afforded to any Indemnified Party hereunder shall be in addition to any rights that such Indemnified Party may have at common law, by separate agreement or otherwise.

            (d)       Contribution. If the indemnification provided for in this Section 1.05 from the Indemnifying Party is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative faults of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the Indemnifying Party's and Indemnified Party's relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that, unless such liability is directly caused by such Holder's willful or intentional misconduct, the liability of any such Holder under this Section 1.05(d) shall be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section

10
1.05(a), (b) and (c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 1.05(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 1.05(d).

            Section 1.06  Rule 144 and Rule 144A; Other Exemptions.  With a view to making available to the Holders the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company shall (i) file in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and (ii) take such further action as each Holder may reasonably request (including, but not limited to, providing any information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A (if available with respect to resales of the Registrable Securities) under the Securities Act, as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the SEC. Upon the written request of a Holder, the Company shall deliver to the Holder a written statement as to whether it has complied with such requirements.

            Section 1.07  Certain Limitations On Registration Rights.  No Holder may participate in the Registration Statement hereunder unless such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements and agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting agreement approved by the Holder or Holders entitled hereunder to approve such arrangements; provided, however, that no such Holder shall be required to make any representations or warranties to the Company or the underwriters in connection with any such registration other than representations and warranties as to (i) such Holder's ownership of its Registrable Securities to be sold or transferred, (ii) such Holder's power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested. Such Holders of Registrable Securities to be sold by such underwriters may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of the underwriters under the underwriting agreement be conditions precedent to the obligations of the Holders.

            Section 1.08  Limitations on Subsequent Registration Rights.  The Company represents and warrants that, except as described in Schedule 1.08, it is not a party to any agreement granting registration rights that have not expired. The Company agrees that from and after the date of this Agreement,

11

it shall not, without the prior written consent of the Holders of at least 66-2/3% of the Registrable Securities then outstanding, enter into any agreement (or amendment or waiver of the provisions of any agreement) with any holder or prospective holder of any securities of the Company that would grant such holder registration rights that are more favorable, pari passu or senior to those granted to the Holders hereunder.

            Section 1.09  Transfer of Registration Rights.  The rights of a Holder hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to (i) any Affiliate of a Holder, (ii) any subsidiary, parent, partner, retired partner, limited partner, shareholder or member of a Holder or (iii) any family member or trust for the benefit of any Holder, or (iv) any transferee who, after such transfer, holds at least 50,000 shares of Registrable Securities (as adjusted for any stock dividends, stock splits, combinations and reorganizations and similar events). Notwithstanding the foregoing, such rights may only be transferred or assigned provided that all of the following additional conditions are satisfied: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement; and (c) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned.

ARTICLE II.

INFORMATION RIGHTS

Section 2.01 Financial Information to Holders. Other than for any period the Holders request to not receive the following information, the Company shall:

            (a)       Monthly Reports.  Furnish to each holder of more than 4,000 shares of Series B Preferred Stock, as soon as available, but in any event within 30 days after the end of each calendar month (except the last month of the Company's fiscal year), monthly unaudited financial statements, including a consolidated balance sheet as of the end of such month, a consolidated statement of income and a consolidated statement of cash flows for such month and the current fiscal year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and the Company's projected financial statements for the current fiscal year and showing deviations from the Company's budget, such financial statements to be prepared in accordance with U.S. generally accepted accounting principles consistently applied (with the exception of footnotes). Monthly financial statements shall be accompanied by a certification of the principal financial or accounting officer of the Company as to the conformity of the financial statements with this paragraph (a).

            (b)       Business Plan and Operating Budget.  Furnish to each holder of more than 4,000 shares of Series B Preferred Stock, as soon as practicable, but in any event within five (5) days after adoption by the Board and no later than thirty (30) days prior to the commencement of each fiscal year of the Company, an annual business plan and operating budget approved by the Board and the holders for the next immediate fiscal year, which business plan shall include a projection of income and projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year. The Company will also furnish to each holder of more than 4,000 shares of Series B Preferred Stock, within a reasonable time after its preparation, any amendment to such previously delivered annual business plan and operating budget (which amendments shall require the consent of such holders).

12

            (c)       Document Delivery.  Promptly furnish to each holder of more than 4,000 shares of Series B Preferred Stock (i) all documents that are, or would be, required to be filed under the Exchange Act by a company whose securities are listed on a national securities exchange; (ii) copies of any document relating to the affairs of the Company that has been delivered to any other stockholder of the Company or broadly to the financial community; (iii) copies of all management letters from accountants; and (iv) all documents prepared by or for the Company as to compliance, defaults, material adverse changes, material litigation, disputes or similar matters.

            (d)       Reserve Reports.  Furnish to each holder of more than 4,000 shares of Series B Preferred Stock, as soon as available, but in any event within five days after receipt by the Company thereof, each oil and gas reserve engineering report created on behalf of the Company.

            (e)       Requests from Holders. Furnish to each holder of more than 4,000 shares of Series B Preferred Stock, promptly upon request, such other information relating to the financial condition, business, prospects, litigation, regulatory or governmental matters or corporate affairs of the Company that such holders may from time to time reasonably request.

            Section 2.02  Board Observation Rights.  So long as any shares of Series B Preferred Stock are outstanding, the Company shall permit a representative of KAEF to attend all meetings of the Board (whether such meeting is held by telephone or other telecommunications equipment or in person) and shall furnish to KAEF notice of such meetings and a copy of all communications made to or among the members of the Board contemporaneously with the initial delivery of such communications.

            Section 2.03  Confidentiality.  Any Holder receiving non-public information concerning the Company pursuant to Section 2.01 and/or Section 2.02 ("Confidential Information") agrees and acknowledges that, except as required by applicable law, it will take all measures reasonably practicable to ensure Confidential Information will not be disclosed to anyone except its employees, affiliates, officers, directors, partners, agents, advisors or representatives (collectively, the "Representatives") to extent such Representatives are subject to substantially similar terms and conditions as are referred to in this Section 2.03. For purposes of this Section 2.03, Confidential Information shall not include any information that, with respect to any Holder (i) becomes generally available to the public other than as a result of a disclosure by a Holder or any Representative of a Holder in violation of Section 2.03, (ii) was in such Holder's possession prior to the disclosure of the Confidential Information pursuant to this Section 2.03 or (iii) becomes available to such Holder or such Holder's Representative on a non-confidential basis from a source other than the Company.

            Section 2.04  Acknowledgement Regarding Confidential Information.  KAEF acknowledges and agrees that certain laws prohibit KAEF from trading securities of the Company on the basis of material Confidential Information, though this Section 2.04 shall not be enforceable against, and shall not give rise to a cause of action against, KAEF.

13
ARTICLE III.

RIGHTS OF FIRST OFFER

            Section 3.01  General.  Each Purchaser, and any party to whom a Holders' rights under this Article 3 have been duly assigned in accordance with this Agreement (each Purchaser and each such assignee hereinafter referred to as a "Rights Holder"), may purchase all or any portion of such Rights Holder's Pro Rata Share (as defined herein) of any New Securities (as defined herein) and, if such Rights Holder elects to purchase all of its Pro Rata Share, all or any portion of its Secondary Share (as defined herein) of any New Securities, that the Company may from time to time propose to issue after the date of this Agreement. A Rights Holder's "Pro Rata Share" for purposes of this right is the ratio of (a) the number of shares of Common Stock held by such Rights Holder to (b) the number of shares of all outstanding Common Stock.

            Section 3.02  New Securities.  For purposes of this Article 3, "New Securities" means any of the Company's capital stock, whether now authorized or not, and rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into, exercisable or exchangeable into such capital stock; provided, however, that the term "New Securities" does not include:

(a) securities issued or issuable under the Subscription Agreement;

            (b)       securities issued or issuable to officers, directors or employees of the Company pursuant to stock option or stock purchase plans or agreements on terms approved by a majority of the Board, including the directors appointed by the holders of the or Series B Preferred Stock, subject to adjustment for all subdivisions and combinations; provided that any such issuances, in the aggregate, equal less than 10% of the current outstanding shares of Common Stock (calculated on a fully diluted basis), unless otherwise unanimously approved by the Board;

            (c)       securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or 50% or more of the voting power of such other corporation or entity or 50% or more of the equity ownership of such other entity; and

(d) any right, option or warrant to acquire any securities listed on Section 3.02 attached hereto or excluded from the definition of New Securities pursuant to subsections (a) through (c) above.

            Section 3.03  Procedure.  The Company will give each Rights Holder at least 20 days prior written notice of the Company's intention to issue New Securities (the "New Securities Notice"), describing the type and amount of New Securities to be issued and the price and the general terms and conditions upon which the Company proposes to issue such New Securities. Each Rights Holder may purchase at least such Rights Holder's Pro Rata Share of such New Securities, by delivering to the Company, within 15 days after the date of receipt of any such New Securities Notice by the Company, a written notice specifying such

14

number of New Securities which such Rights Holder desires to purchase (which may be all or any part of such Rights Holder's Pro Rata Share of such New Securities), for the price and upon the general terms and conditions specified in the New Securities. If any Rights Holder fails to notify the Company in writing within such 15 day period of its election to purchase any or all of such Rights Holder's Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder will forfeit the right hereunder to purchase that part of such Rights Holder's Pro Rata Share of such New Securities that such Rights Holder did not agree to purchase. If any Rights Holder fails to elect to purchase the full amount of such Rights Holder's Pro Rata Share of the New Securities, the Company shall give notice of such failure to the Rights Holders who did so elect (a "Participating Holder"). Such notice may be made by telephone if confirmed in writing in two days. Each Participating Holder shall have five days from the date such notice was received to notify the Company in writing of its election to purchase its pro rata portion of the total number of New Securities not subscribed for by the Nonpurchasing Holders (a "Secondary Share"). Each Participating Holder's Secondary Share will be equal to the total of the number of shares of Common Stock held by such Participating Holder on the date of the New Securities Notice, as a percentage of the total number of shares of Common Stock held by all Participating Holders on the date of the New Securities Notice.

            Section 3.04  Failure to Exercise.  If the Rights Holders fail to exercise in full the right of first offer within such 15 day period, then the Company will have 60 days thereafter to sell the New Securities with respect to which the Rights Holders' rights hereunder were not exercised, at a price and upon terms and conditions not more favorable to the purchasers thereof than specified in the Company's New Securities Notice to the Rights Holders. If the Company has not issued and sold the New Securities within such 60 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Article 3.

            Section 3.05  Assignment.  The rights set forth in this Article 3 may not be assigned or transferred, except the rights of a Rights Holder hereunder may be transferred or assigned in connection with a transfer of Registrable Securities to (i) any Affiliate of a Rights Holder, (ii) any subsidiary, parent, partner, retired partner, limited partner, shareholder or member of a Rights Holder, (iii) any family member or trust for the benefit of any Rights Holder, or (iv) purchaser of greater than 50,000 Registrable Securities.

ARTICLE IV.

GENERAL PROVISIONS

            Section 4.01  Accounting.  The Company covenants that it will not make any change in the Company's accounting principles, methods or practices or depreciation or amortization policies or rates currently in effect, including any change from "successful efforts" to "full cost pool" accounting.

            Section 4.02  Subsidiaries.  The Company covenants that, with respect to any Person of which more than fifty percent (50%) of the outstanding voting power of such Person (irrespective of whether or not at the time stock or other equity of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly controlled by the

15

Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries (any such Person, a "Company Subsidiary"), it will cause such Company Subsidiaries to not issue any securities (or other rights to purchase or otherwise acquire equity securities) of such Company Subsidiaries. The Company covenants that neither it nor any Company Subsidiary will in any manner acquire a Person which, after such acquisition, would be a Company Subsidiary, unless 100% of the outstanding voting power of such Person is directly controlled by the Company or a Company Subsidiary.

            Section 4.03  Insurance.  The Company will obtain and maintain customary directors and officers liability insurance and will at all times maintain and exercise the powers granted to it by its Charter, its Bylaws, and by applicable law to indemnify and hold harmless to the fullest extent permitted by applicable law present or former directors and officers of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company).

            Section 4.04  Further Assurances.  The Company and the Purchasers agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.05 Submission to Jurisdiction; Consent to Service of Process.

            (a)       The parties hereto hereby irrevocably submit to the jurisdiction of any federal or state court located within the County of Harris, State of Texas, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b)       Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 4.06 hereof.

16

            Section 4.06  Notices.  Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

If to KAEF:

Kayne Anderson Energy Fund II, L.P.
c/o Kayne Anderson Capital Advisors, L.P.
1800 Avenue of the Stars, 2nd Floor
Los Angeles, California 90067
Phone: (310) 284-6438
Fax: (310) 284-6444
Attn: David Shladovsky, General Counsel

with a copy to (which does not constitute notice):

Akin Gump Strauss Hauer & Feld LLP 1900 Pennzoil Place 711 Louisiana Houston, Texas 77002 Phone: (713) 220-5800 Fax: (713) 236-0822 Attn: Julien Smythe

If to Gryphon:

Gryphon Master Fund, L.P. 500 Crescent Court, Suite 270 Dallas, TX 75201 Phone: (214) 871-6998 Fax: (214) 871-6909 Attn: E.B. Lyon, IV, Partner

with a copy to (which does not constitute notice):

Warren W. Garden, P.C. 500 Crescent Court, Suite 270 Dallas, Texas 75201 Phone: (214) 871-6710 Fax: (214) 871-6711 Attn: Warren W. Garden

17
If to the Company:

The Exploration Company of Delaware, Inc. 500 North Loop 1604 East, Suite 250 San Antonio, Texas 78232 Phone: (210) 496-5300 Fax: (210) 496-3232 Attn: James E. Sigmon

with a copy to (which does not constitute notice):

Barton, Schneider & Russell, L.L.P. 700 N. St. Mary's Street Suite 1825 San Antonio, Texas 78205 Phone: (210) 225-1655 Fax: (210) 225-8999 Attn: Frank Russell

Any party hereto (and such party's permitted assigns) may change such party's address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

            Section 4.07  Governing Law.  This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

            Section 4.08  Entire Agreement.  This Agreement and each of the other Transaction Documents, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

Section 4.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

            Section 4.10  Successors and Assigns.  This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

            Section 4.11  Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, governmental body, arbitrator not to be enforceable in accordance with its terms, the parties agree that the court, governmental body, arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

18

            Section 4.12  Titles and Subtitles.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

            Section 4.13  Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and the Indemnified Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

            Section 4.14  Construction.  The parties hereto have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires. The words "include," "includes" and "including" shall be deemed to be followed by "without limitation." Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has breached, will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

            Section 4.15  Remedies.  The parties shall have all remedies for breach of this Agreement available to them as provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to any other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no party will urge, as a defense, that there is an adequate remedy at law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

            Section 4.16  Attorneys' Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other agreement or document to be executed or delivered pursuant hereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

19

            Section 4.17  Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of stock.

Section 4.18 Aggregation of Stock. All shares held or acquired by Affiliates or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[SIGNATURE PAGE FOLLOWS]

20
IN WITNESS WHEREOF, the parties hereto have executed this Rights Agreement as of the date first above written.

COMPANY:	THE EXPLORATION COMPANY OF DELAWARE, INC.

By:	/s/ James E. Sigmon
Name: James E. Sigmon
Title: President

PURCHASERS:	KAYNE ANDERSON ENERGY FUND II, L.P.

By:	Kayne Anderson Capital Advisors, L.P. its General Partner
By: Kayne Anderson Investment Management, Inc., its General Partner

By:	/s/ C. W. Yates
Name: Charles W. Yates III
Title: Managing Director

GRYPHON MASTER FUND, L.P.

By:	Gryphon Partners, L.P., its General Partner
By: Gryphon Management Partners, L.P., its General Partner By: Gryphon Advisors, LLC, its General Partner

By:	/s/ E. B. Lyons
Name: Edwin B. Lyon, IV
Title: Authorized Agent